Exhibit 10.1

May 30, 2008

Scott E. Landers

15 Traditional Lane

Loudonville, NY 12211

Dear Scott:

We are very pleased to offer you a position with Monotype Imaging as Chief Financial Officer/Senior Vice President, reporting directly to Doug Shaw. Our team is excited about the strengths that you bring to this position and believe that you will add significant value to both the organization and to our management team.

Compensation: Your compensation package will include:

•	Base Salary @ 40 Hour Work Week = $9,615.39 Bi-Weekly ($250,000.00 Annual Equivalent with 26 pay periods for 2008)

•	Annual Bonus Based on Company Achievement of Profit Objectives and Individual Performance with a target of 40% of base, pro-rated based on date of hire.

•	Signing bonus of $55,000.00, payable upon start date.

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In addition, you will receive a long term incentive award with a value of $800,000 comprised of restricted stock valued at current fair market value at the time of grant and non-qualified stock options with the value based on Black Scholes valuation at the time of grant. All shares and options have a four year vesting period with 25% vesting after 12 months and then quarterly vesting thereafter. All awards are subject to approval by Compensation Committee of the Board of Directors. Due to the timing of your initial grant and the impact that upward changes in stock price may have on the number of shares/options, Monotype Imaging agrees that you will receive a minimum number of shares of restricted stock of 17,600 and a minimum number of non-qualified stock options of 54,800 with the split being 1/3rd restricted stock and 2/3rds non-qualified stock options. This is based on a FMV of $15 per share. In the event that the price is less than $15, the number of shares/options would be adjusted accordingly.

Your first performance and salary review would be January 1, 2009.

Benefits: Included in the Monotype Imaging flexible benefits program are ten paid company holidays, three discretionary holidays and twenty vacation days per year (these will be pro-rated based on your date of hire). We provide basic term life insurance in the amount of two times your annual base salary, short and long term disability in addition to a 401(k) savings plan with a matching contribution that matches dollar for dollar on the first 6% of your contribution. There is a profit sharing plan for all employees based on achievement of company goals. The plan for FY 2008 includes an additional 3% contribution to your 401(k) plan upon achievement of 100% profit goals. This information is summarized in the Benefits Summary enclosed.

Optional insurance benefits include group rate medical and dental coverage for you and your dependents (if applicable), and an optional supplemental life insurance plan which allows you to purchase additional coverage for you, your spouse and children (if applicable) and flexible spending accounts, both for medical and dependent care.

For relocation, Monotype Imaging will provide reimbursement for reasonable and customary costs associated with the relocation of your household and personal effects. It is anticipated that this amount will be approximately $75,000 with the understanding that this amount may be adjusted slightly up or down, dependent upon actual relocation costs. It is anticipated that this amount will cover the actual costs for the packing, moving and insuring of household goods and personal effects, real estate commission of up to 5% on the selling price of your existing home, closing cost on the purchase of a new home and up to two points to reduce the interest rate on your new mortgage.

In addition, the company will provide reimbursement for reasonable costs associated with area visits required to find appropriate housing for you and your family.

In the event of termination by the Company without cause, you would be subject to a continuation of your salary at a rate equal to 100% of your base salary that is in effect on the date of termination for a period of twelve (12) months. Payment will be subject to withholding under applicable law and shall be made in periodic installments in accordance with the Company’s usual payroll practice for executives of the Company. Any bonus payment that you would have been entitled to receive under the bonus or other performance plan had your employment not been terminated would be pro rated for the number of days you were employed by Monotype Imaging during the relevant period. Such payment would be made at the time bonuses under the plan are generally paid to all other participants. Group health plan benefits would continue during the twelve months that you are receiving payment, to the extent authorized by and consistent with COBRA, with the cost sharing arrangement in effect for the plan on the date of the termination.

Also, upon employment, you will be required to enter into an Executive Employment Agreement. A sample of this agreement has been provided to you and will be executed upon your date of hire.

Special Considerations: As specified by the Immigration Reform and Control Act of 1986, you will need to furnish proof of your identity as well as evidence of your eligibility to work in the United States. If you have any questions regarding the type of documentation required, please let me know.

This offer is also contingent upon completion of a background check and certification that you do not use illegal drugs of any kind.

Please acknowledge your acceptance of this offer of employment by signing this offer and returning to me by Friday, May 30, 2008. Based on our previous discussions, we would anticipate a start date of July 1, 2008. In addition, we are required by the rules of the Securities and Exchange Commission to announce your appointment as principal financial officer of the company promptly upon such acceptance.

Scott, we are convinced that you are the right person for this position and are excited about your becoming a member of the Monotype Imaging team. We look forward to the contributions you will be making in the months and years ahead. If you should have any questions regarding this offer, please call me at (781) 970-6000.

Best regards,

/s/ Patricia J. Money

Patricia J. Money

Vice President Human Resources

AGREED AND ACCEPTED

/s/ Scott E. Landers                                                 6/3/2008

Signature                                                                  Date

Enclosure: Benefits Summary

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